EXHIBIT 15.2

August 4, 2023

The Board of Directors and Shareholders of
PacifiCorp
825 N.E. Multnomah Street, Suite 1900
Portland, Oregon 97232

We are aware that our report dated August 4, 2023, on our review of the interim financial information of PacifiCorp appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, is incorporated by reference in Registration Statement No. 333-249044 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon